Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations & Corp. Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY

REPORTS SECOND QUARTER 2010 RESULTS;

UPDATES FULL YEAR NET SALES AND OPERATING INCOME OUTLOOK

Highlights:

•

Second quarter 2010 consolidated net sales increased 24 percent to $221.8 million, compared to second quarter 2009 net sales of $179.2 million, including a 2 percentage point benefit from changes in foreign currency exchange rates.

•	Second quarter 2010 net loss was $10.6 million, or $(0.31) per diluted share, compared to net loss of $9.9 million, or $(0.29) per diluted share, for the second quarter of 2009.

•	The company raised its outlook for full year 2010 net sales to increase 14 to 16 percent and maintained its outlook for operating margin of approximately 7 percent.

•	The board of directors declared a quarterly dividend of $0.18 per share, payable on August 26, 2010 to shareholders of record on August 12, 2010.

•	The company’s cash and short-term investments at June 30, 2010 totaled approximately $398 million with no long-term debt.

PORTLAND, Ore. — July 22, 2010 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in active outdoor apparel, footwear, accessories and equipment, today announced net sales of $221.8 million for the quarter ended June 30, 2010, an increase of 24 percent compared to net sales of $179.2 million for the same period of 2009, with 2 percentage points of that increase resulting from changes in foreign currency exchange rates.

Second quarter net loss totaled $10.6 million, or $(0.31) per diluted share, compared with a net loss of $9.9 million, or $(0.29) per diluted share, for the same period of 2009.

Tim Boyle, Columbia’s president and chief executive officer, commented, “Results for the second quarter, our smallest revenue quarter of the year, were better than our April outlook, primarily due to stronger reorders and fewer cancellations in our U.S. wholesale business and higher than expected sales from our retail stores, leading to double-digit growth in every product category.”

“While the consumer retail environment remains uncertain, we are optimistic about the upcoming Fall season, including the global launch of our innovative Omni-Heat™ warmth technologies. Omni-Heat’s launch will be supported by the largest and most highly integrated marketing campaign in the company’s history. In addition, our Sorel® brand is poised to have a breakout year as more leading footwear retailers embrace the brand and more women realize they can get great fashion in a winter boot without sacrificing great performance.”

Second Quarter 2010 Results

The second quarter is the company’s smallest revenue quarter, historically accounting for approximately only 15 percent of annual net sales. As a result, regional, category and brand net sales results often produce large percentage variances in relation to the prior year’s comparable period due to the small base of comparison and shifts in the timing of shipments.

The 24 percent increase in second quarter 2010 sales compared with the second quarter of 2009 was driven by 27 percent growth in the U.S to $123.7 million; 30 percent growth in the LAAP region to $51.8 million, including a 9 percentage point benefit from changes in foreign currency exchange rates; and 15 percent growth in the EMEA region to $38.6 million, including 1 percentage point negative effect from changes in exchange rates. These increases were partially offset by a 3 percent decline in Canada sales to $7.7 million, including a 13 percentage point benefit from changes in exchange rates. (See “Geographical Net Sales” table below.)

Compared with the second quarter of 2009, second quarter 2010 sportswear sales increased 24 percent to $121.9 million, outerwear sales increased 24 percent to $43.4 million, accessories and equipment sales increased 45 percent to $17.8 million, and footwear sales increased 16 percent to $38.7 million. (See “Categorical Net Sales” table below.)

Columbia® brand sales totaled $199.4 million in the second quarter of 2010, a 23 percent increase compared with the second quarter of 2009. Mountain Hardwear® brand sales increased 39 percent to $18.3 million. Sales of Sorel, Montrail® and Pacific Trail® brand products were insignificant during the second quarter of both years. (See “Brand Net Sales” table below.)

The company ended the second quarter of 2010 with approximately $398 million in cash and short-term investments, compared with approximately $318 million at June 30, 2009. Inventories increased 6 percent to $310.5 million at June 30, 2010, compared to $293.4 million at June 30, 2009.

2010 Financial Outlook

The current economic environment, which involves high unemployment rates in many of our key markets and restricted credit markets for consumers and retailers, among other challenges, reduces the predictability of retailer and consumer demand. All projections related to anticipated future results are forward-looking in nature and are based on backlog and forecasts, which may change, perhaps significantly.

The company raised its outlook for full year 2010 net sales to increase 14 to 16 percent compared with 2009, based primarily on actual first half results, the previously announced 19 percent increase in Fall 2010 order backlog, and incremental direct-to-consumer sales.

2010 gross margins are expected to increase approximately 75 basis points compared to 2009 gross margins of 42.1 percent, due to a higher proportion of full price sales in our wholesale business, an increased proportion of direct-to-consumer sales, and more favorable foreign currency hedge rates, partially offset by a higher proportion of sales to international distributors and increased costs to expedite production and delivery of Fall orders to customers.

Selling, general and administrative expenses are expected to increase approximately 75 basis points as a percentage of sales due to a combination of several factors, including the effect of the company’s retail expansion, increased marketing investments to support the global launch of the company’s Fall 2010 products, reinstatement of personnel and benefit programs that were curtailed or postponed in 2009, incremental costs related to IT infrastructure and business process initiatives in preparation for a new multi-year ERP implementation, and transitional costs associated with internalizing the sales organizations in North America and Europe.

As a result, full year 2010 operating margin is expected to approximate full year 2009 operating margin of approximately 7 percent. The company is currently planning a full-year income tax rate of approximately 28 percent.

The company expects a mid-teen percentage increase in third quarter 2010 sales compared with the third quarter of 2009, driven by the previously announced increase in advance seasonal orders, coupled with increased direct-to-consumer sales. Third quarter 2010 operating margin is expected to contract approximately 200 basis points compared with the third quarter of 2009. This expected operating margin contraction consists of approximately 100 basis points of gross margin contraction and 100 basis points of SG&A expansion. The anticipated gross margin contraction is due primarily to incremental costs to expedite production and delivery of Fall 2010 orders. Third quarter SG&A expansion is consistent with the factors contributing to the increase in full year SG&A.

Dividend

The board of directors approved a dividend of $0.18 per share, payable on August 26, 2010 to shareholders of record on August 12, 2010.

Conference Call

The company will host a conference call on Thursday, July 22, 2010 at 5:00 p.m. Eastern. To participate, please dial (866)551-3680 in the United States, (212)401-6760 outside the U.S.; Conference ID 9177149#. The call will also be webcast live on the investor information section of the company’s website at www.columbia.com, where it will remain available until October 22, 2010.

Columbia Sportswear plans to report financial results for the third quarter of 2010 on Thursday, October 21, 2010 at approximately 4:00 p.m. EDT. Following the earnings report, the company plans to publish a commentary by Tom Cusick, senior vice president, chief financial officer and treasurer, at approximately 4:15 p.m. EDT to the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. EDT at www.columbia.com.

About Columbia Sportswear

Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel, footwear, accessories and equipment. Founded in 1938 in Portland, Oregon, Columbia products are sold in more than 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns outdoor brands Mountain Hardwear®, Sorel®, Montrail®, and Pacific Trail®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.montrail.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating margins, currency exchange rates, tax rates, SG&A expenses, marketing efforts, and planned investments in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this press release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; bankruptcies of key customers; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure and business process initiatives; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or our expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,
	2010	2009
Current Assets:
Cash and cash equivalents	$346,643	$315,266
Short-term investments	51,686	2,394
Accounts receivable, net	145,463	146,789
Inventories, net	310,520	293,407
Deferred income taxes	30,801	30,437
Prepaid expenses and other current assets	47,628	40,171

Total current assets	932,741	828,464

Property, plant and equipment, net	224,865	232,605
Intangibles and other non-current assets	54,401	50,790

Total assets	$1,212,007	$1,111,859

Current Liabilities:
Accounts payable	$120,134	$93,584
Accrued liabilities	63,916	47,843
Deferred income taxes	2,414	1,970
Income taxes payable	6,181	5,104

Total current liabilities	192,645	148,501

Long-term liabilities	38,526	32,579
Shareholders’ equity	980,836	930,779

Total liabilities and shareholders’ equity	$1,212,007	$1,111,859

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$221,831	$179,268	$522,237	$451,234
Cost of sales	124,909	104,961	298,011	266,432

Gross profit	96,922	74,307	224,226	184,802
	43.7%	41.5%	42.9%	41.0%
Selling, general, and administrative expense	113,458	92,246	228,997	194,255
Net licensing income	1,819	2,053	2,544	3,961

Loss from operations	(14,717)	(15,886)	(2,227)	(5,492)

Interest income, net	392	566	926	1,480

Loss before income tax	(14,325)	(15,320)	(1,301)	(4,012)

Income tax benefit (expense)	3,721	5,442	(75)	1,032

Net loss	$(10,604)	$(9,878)	$(1,376)	$(2,980)

Net loss per share:
Basic	$(0.31)	$(0.29)	$(0.04)	$(0.09)
Diluted	(0.31)	(0.29)	(0.04)	(0.09)
Weighted average shares outstanding:
Basic	33,800	33,904	33,767	33,888
Diluted	33,800	33,904	33,767	33,888

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,376)	$(2,980)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,490	16,666
Deferred income taxes	553	(630)
Stock-based compensation	3,272	3,187
Other	(161)	93
Changes in operating assets and liabilities:
Accounts receivable	77,931	152,235
Inventories	(93,208)	(37,960)
Prepaid expenses and other current assets	(16,712)	(10,296)
Accounts payable and accrued liabilities	25,458	(29,624)
Other	2,217	(2,441)

Net cash provided by operating activities	16,464	88,250

CASH FLOWS FROM INVESTING ACTIVITIES:
Net sales (purchases) of short-term investments	(29,033)	20,000
Capital expenditures	(14,362)	(14,465)
Proceeds from sale of property, plant, and equipment	—	8

Net cash provided by (used in) investing activities	(43,395)	5,543

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock	(3,838)	(336)
Cash dividends paid	(12,151)	(10,842)
Proceeds from issuance of common stock	4,161	262
Other	419	11

Net cash used in financing activities	(11,409)	(10,905)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,681)	1,761

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(40,021)	84,649

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	386,664	230,617

CASH AND CASH EQUIVALENTS, END OF PERIOD	$346,643	$315,266

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$2,119	$4,612

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
Geographical Net Sales:
United States	$123.7	$97.7	27%	$296.9	$254.0	17%
Europe, Middle East, & Africa	38.6	33.7	15%	85.5	83.5	2%
Latin America & Asia Pacific	51.8	39.9	30%	107.9	86.0	25%
Canada	7.7	7.9	(3)%	31.9	27.7	15%

Total	$221.8	$179.2	24%	$522.2	$451.2	16%

Categorical Net Sales:
Sportswear	$121.9	$98.4	24%	$268.3	$236.6	13%
Outerwear	43.4	35.1	24%	131.0	111.9	17%
Footwear	38.7	33.4	16%	84.8	73.4	16%
Accessories & Equipment	17.8	12.3	45%	38.1	29.3	30%

Total	$221.8	$179.2	24%	$522.2	$451.2	16%

Brand Net Sales:
Columbia	$199.4	$162.0	23%	$467.1	$403.6	16%
Mountain Hardwear	18.3	13.2	39%	43.9	36.4	21%
Sorel	1.8	1.6	13%	5.8	4.6	26%
Other	2.3	2.4	(4)%	5.4	6.6	(18)%

Total	$221.8	$179.2	24%	$522.2	$451.2	16%

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